Exhibit 1.3

FULCRUM THERAPEUTICS, INC.

AMENDMENT NO. 1

TO THE

EQUITY DISTRIBUTION AGREEMENT

November 4, 2021

PIPER SANDLER & CO.

U.S. Bancorp Center

800 Nicollet Mall

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated August 11, 2020 (the “Equity Distribution Agreement”), between Fulcrum Therapeutics, Inc., a Delaware corporation (the “Company”) and Piper Sandler & Co. (the “Agent”), pursuant to which the Company agreed to issue and sell from time to time through or to the Agent, as sales agent and/or principal, shares of its common stock, $0.001 par value per share (the “Common Stock”), on terms set forth therein. All capitalized terms used in this Amendment No. 1 to the Equity Distribution Agreement between the Company and the Agent (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Equity Distribution Agreement.

Whereas, the Company has previously issued and sold an aggregate of $5,913,050 shares of its Common Stock to the Agent pursuant to the Equity Distribution Agreement, and on the date hereof, the Company contemplates filing an automatic shelf registration statement on Form S-3, as such may be amended from time to time (the “Shelf Registration Statement”), including a base prospectus relating to certain securities, including the Common Stock, and a prospectus included as part of such registration statement specifically relating to the offer and sale from time to time through the Agent of shares of Common Stock having an aggregate offering price of up to $150,000,000, which may be issued and sold through the Agent from and after the date hereof, on the terms set forth in the Equity Distribution Agreement, and the Company and the Agent agree to amend the Equity Distribution Agreement herein as follows.

A. Amendments to Equity Distribution Agreement. The Equity Distribution Agreement is amended as follows, with effect from and after the date hereof:

1. The first sentence of the first paragraph of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“As further set forth in this agreement (this “Agreement”), Fulcrum Therapeutics, Inc., a Delaware corporation (the “Company”), proposes to issue and sell from time to time from and after November 4, 2021 through Piper Sandler & Co. (the “Agent”), as sales agent, the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate gross offering price of up to $150,000,000 (such shares of Common Stock to be sold pursuant to this Agreement, the “Shares”) on terms set forth herein.”

2. The reference to “a registration statement on Form S-3” in the first sentence of Section 1(a)(i) of the Equity Distribution Agreement shall be deemed to refer to the Shelf Registration Statement.

3. Section 3(o)(ii) of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“Goodwin Procter LLP, intellectual property and patent counsel for the Company, to furnish to the Agent the opinion of such counsel, dated as of such date and addressed to the Agent, in form and substance reasonably satisfactory to the Agent; provided however, the opinion of counsel shall only be required for the first Settlement Date.”

4. Schedules 1 and 2 of the Equity Distribution Agreement are hereby amended and restated in their entirety as set forth in Schedules 1 and 2 to this Amendment.

B. First Placement Notice. The parties to this Amendment agree that the first Placement Notice delivered to the Agent following the execution of this Amendment shall constitute a “first Placement Notice” and “First Placement Notice” for all purposes under the Equity Distribution Agreement, as amended by the Amendment.

C. References to the Agreement. The parties to this Amendment agree that from and after the execution and delivery of this Amendment, references to the “Agreement” in the Equity Distribution Agreement shall mean the Equity Distribution Agreement, as amended by the Amendment.

D. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

E. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement by and between the Agent and the Company in accordance with its terms.

Very truly yours,

FULCRUM THERAPEUTICS, INC.

By:	/s/ Bryan E. Stuart
Name: Bryan E. Stuart
Title: President and Chief Executive Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

PIPER SANDLER & CO.

By:	/s/ Neil Riley
Name: Neil Riley
Title: Managing Director

SCHEDULE 1

FORM OF PLACEMENT NOTICE

No Facsimile and No Voicemail

From:	Fulcrum Therapeutics, Inc.

To:	Piper Sandler & Co.

Attention:

Neil A. Riley

Connor N. Anderson

Tom Wright

Jay A. Hershey

Date:	[•], 20[•]

Subject:	Equity Distribution Agreement – Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement between Fulcrum Therapeutics, Inc. (“Company”), and Piper Sandler & Co. (“Agent”) dated August 11, 2020, as amended (the “Agreement”), the Company hereby requests that Agent sell up to [•] shares of the Company’s common stock, par value $0.001 per share, at a minimum market price of $[•] per share. Sales should begin on the date of this Placement Notice and shall continue until [•] /[all shares are sold].

SCHEDULE 2

NOTICE PARTIES

Fulcrum Therapeutics, Inc.

Bryan Stuart

Peter Thomson

Curtis Oltmans

Greg Tourangeau

Piper Sandler & Co.

Michael Bassett

Neil Riley

Connor Anderson

Tom Wright

Jay Hershey